SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

POLO RALPH LAUREN CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PROXY STATEMENT
(PROPOSAL 1)
ELECTION OF DIRECTORS
CLASS A DIRECTOR NOMINEES FOR ELECTION
CLASS B DIRECTOR NOMINEES FOR ELECTION
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
STOCK PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND TRANSACTIONS
(PROPOSAL 2) RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
PROXY PROCEDURE AND EXPENSES OF SOLICITATION
ADDITIONAL MATTERS
APPENDIX A

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

       TO THE OWNERS OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK OF POLO RALPH LAUREN CORPORATION:
      The 2005 Annual Meeting of Stockholders of Polo Ralph Lauren Corporation, a Delaware corporation (the “Company”), will be held at the St. Regis Hotel, 20th Floor Penthouse, 2 East 55th Street, New York, New York, on Thursday, August 11, 2005, at 9:30 a.m., local time, for the following purposes:

1. To elect nine directors to serve until the 2006 Annual Meeting of Stockholders;

2. To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending April 1, 2006; and

3. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.
      Stockholders of record at the close of business on June 27, 2005 are entitled to notice of, and to vote at, the Annual Meeting of Stockholders and any adjournments or postponements thereof.

By Order of the Board of Directors

EDWARD W. SCHEUERMANN
Vice President-Corporate Counsel
and Secretary
New York, New York
July 1, 2005
      EACH STOCKHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY BY VOTING THE SHARES IN PERSON AT THE MEETING.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held On August 11, 2005
      This proxy statement is furnished to the stockholders of Polo Ralph Lauren Corporation, a Delaware corporation, in connection with the solicitation by our Board of Directors of proxies for the 2005 Annual Meeting of Stockholders of the Company to be held at the St. Regis Hotel, 20th Floor Penthouse, 2 East 55th Street, New York, New York on Thursday, August 11, 2005, at 9:30 a.m., local time, and at any adjournments or postponements thereof. This proxy statement and the accompanying proxy are being mailed to our stockholders on or about July 11, 2005. In this proxy statement, we refer to Polo Ralph Lauren Corporation as the “Company”, “we” or “us”.
      Any proxy delivered pursuant to this solicitation may be revoked by the person executing the proxy at any time before it is voted by giving written notice to the Secretary of the Company, by delivering a later dated proxy, or by voting in person at the Annual Meeting. The address of our principal executive offices is 650 Madison Avenue, New York, New York 10022.
      Only holders of record of shares of our Class A Common Stock and Class B Common Stock (together, the “Common Stock”) at the close of business on June 27, 2005, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting and adjournments or postponements thereof. The presence, in person or by proxy, of the holders of one-third of the total number of shares of Common Stock outstanding on the record date will constitute a quorum for the transaction of business at the Annual Meeting. Each owner of record of Class A Common Stock on the record date is entitled to one vote for each share. Each owner of record of Class B Common Stock on the record date is entitled to ten votes for each share. On June 27, 2005, there were 60,773,988 outstanding shares of Class A Common Stock and 43,280,021 outstanding shares of Class B Common Stock. Except for the election of directors, the Class A Common Stock and Class B Common Stock vote together as a single class.
      Our Board of Directors has by resolution fixed the number of directors at nine. Two directors (the “Class A Directors”) will be elected by plurality vote of the shares of Class A Common Stock present in person or by proxy at the Annual Meeting and eligible to vote and seven directors (the “Class B Directors”) will be elected by plurality vote of the shares of Class B Common Stock present in person or by proxy at the Annual Meeting and eligible to vote. The ratification of the appointment of Deloitte & Touche LLP (“Deloitte & Touche”) as our independent auditors will each require the affirmative vote of a majority of the total votes cast on that proposal by the shares of Common Stock present in person or by proxy at the Annual Meeting and eligible to vote.
      All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given in such proxies. With respect to the election of directors to serve until the 2006 Annual Meeting of Stockholders, holders of either class of Common Stock may vote in favor of all nominees for election by that class, withhold their votes as to specific nominees, or withhold their votes as to all nominees for election by that class. With respect to the ratification of the appointment of Deloitte & Touche as our independent auditors for the fiscal year ending April 1, 2006, stockholders may vote in favor of ratification, vote against ratification, or abstain from voting. Stockholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a properly signed proxy will be voted FOR the election of all nominees for election as directors in the applicable class (Proposal 1) and FOR the proposal to ratify the appointment of Deloitte & Touche as our independent auditors (Proposal 2).
      Abstentions will be counted as votes cast on proposals presented to stockholders, but broker non-votes will not be considered votes cast. Shares represented by broker non-votes with respect to any proposal will be considered present but not eligible to vote on such proposal. Abstentions and broker non-votes will have no effect on the election of directors, which is by plurality vote, but abstentions will, in effect, be votes against the ratification of the appointment of independent auditors.
(PROPOSAL 1)
ELECTION OF DIRECTORS
      The Company’s Amended and Restated By-laws provide that our Board of Directors may fix the number of directors constituting the entire Board between six and twenty. The Board has currently fixed the number of directors constituting the entire Board of Directors at nine. Our Board of Directors is presently divided into two classes, with all directors being elected annually. Pursuant to our Amended and Restated Certificate of Incorporation, the two Class A Directors will be elected by the holders of Class A Common Stock and the seven Class B Directors will be elected by the holders of Class B Common Stock, each to serve until the 2006 Annual Meeting and until his or her successor is elected and qualified.
      Each of our current directors have been nominated for re-election at the 2005 Annual Meeting. Joel L. Fleishman and Frank A. Bennack, Jr. have been nominated for election as Class A Directors, and Ralph Lauren, Roger N. Farah, Arnold H. Aronson, Joyce F. Brown, Judith A. McHale, Terry S. Semel and Myron E. Ullman, III, have been nominated for election as Class B Directors. We know of no reason why any nominee would be unable or unwilling to serve. If any nominee becomes unable or unwilling to serve for any reason, the Board, based on the recommendation of the Nominating & Governance Committee, may either reduce the number of directors or designate a substitute nominee. If a substitute nominee is designated, the persons named in the enclosed proxy will vote all proxies that would otherwise be voted for the named nominee or nominees for the election of such substitute nominee or nominees.
      THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR EACH NOMINEE AS A DIRECTOR TO HOLD OFFICE UNTIL THE 2006 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL HIS OR HER SUCCESSOR IS ELECTED AND QUALIFIED. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES THAT AUTHORITY IS WITHHELD AS TO ONE OR MORE NOMINEES.

CLASS A DIRECTOR NOMINEES FOR ELECTION

Frank A. Bennack, Jr.	Age 72	Mr. Bennack has been a director of the Company since January 1998. In June 2002, Mr. Bennack became Chairman of the Executive Committee and Vice Chairman of the Board of Directors of The Hearst Corporation, after serving as President and Chief Executive Officer of The Hearst Corporation since 1979. He is also a member of the Board of Directors of Hearst-Argyle Television, Inc.

Joel L. Fleishman	Age 73	Mr. Fleishman has been a director of the Company since January 1999. Mr. Fleishman has been a Professor of Law and Public Policy at the Terry Sanford Institute of Public Policy at Duke University since 1971 and the Director of the Samuel and Ronnie Heyman Center for Ethics, Public Policy and the Professions at Duke University since 1989. Mr. Fleishman is also a member of the Board of Directors of Boston Scientific Corporation, Chairman of the Board of Directors of the Urban Institute and Chairman of the Visiting Committee of the Kennedy School of Government, Harvard University.
CLASS B DIRECTOR NOMINEES FOR ELECTION

Ralph Lauren	Age 65	Mr. Lauren has been the Chairman, Chief Executive Officer and a director of the Company since prior to the Company’s initial public offering in 1997, and was a member of the Advisory Board or Board of Directors of the Company’s predecessors since their organization. Mr. Lauren founded Polo in 1967.

Roger N. Farah	Age 52	Mr. Farah has been President, Chief Operating Officer and a director of the Company since April 2000. He was Chairman of the Board of Venator Group, Inc. from December 1994 until April 2000, and was Chief Executive Officer of Venator Group, Inc. from December 1994 until August 1999.
Arnold H. Aronson	Age 70	Mr. Aronson has been a director of the Company since November 2001. Mr. Aronson has been a Managing Director, Retail Strategies at Kurt Salmon Associates, a global management consulting firm specializing in services to retail and consumer products companies, since 1997. In his career, Mr. Aronson served as chairman and chief executive officer of Saks Fifth Avenue, Inc., Batus Retail Group, the then parent entity of Saks Fifth Avenue, Marshall Fields, Kohls and others, and then of Woodward & Lothrup/John Wanamaker. Mr. Aronson currently serves as Vice Chairman of the Board of Trustees of New School University and Chairman of the Board of Governors of its Eugene Lang College.
Dr. Joyce F. Brown	Age 58	Dr. Brown has been a director of the Company since May 2001. She has been the President of the Fashion Institute of Technology and Chief Executive Officer of the Educational Foundation for the Fashion Industries since 1998. Dr. Brown was a Professor of Clinical Psychology at the Graduate School and University Center of the City University of New York from 1994 to 1998, where she is now Professor Emerita. Dr. Brown is also a member of the Board of Directors of Paxar Corporation and USEC Inc.

Judith A. McHale	Age 58	Ms. McHale has been a director of the Company since February 2001. After serving as President and Chief Operating Officer of Discovery Communications, Inc., the parent company of cable television’s Discovery Channel, since 1995, Ms. McHale became its Chief Executive Officer on June 17, 2004. Ms. McHale is also a member of the Board of Directors of Host Marriott Corporation.
Terry S. Semel	Age 62	Mr. Semel has been a director of the Company since September 1997. He has been Chairman and Chief Executive Officer of Yahoo! Inc. since May 2001. Since October 1999, Mr. Semel has also served as Chairman of Windsor Media, Inc., Los Angeles, a diversified media company. Mr. Semel was Chairman of the Board and Co-Chief Executive Officer of the Warner Bros. Division of Time Warner Entertainment LP (‘Warner Brothers”) from March 1994 until October 1999, and of the Warner Music Group from November 1995 until October 1999. Mr. Semel is also a member of the Board of Directors of Yahoo! Inc.
Myron E. Ullman, III	Age 58	Mr. Ullman has been a director of the Company since February 2004. He has served as the chairman of the board of directors and chief executive officer of J.C. Penney Company, Inc. since December 2004. From July 1999 to January 2002, Mr. Ullman served as directeur general, group managing director of LVMH Möet Hennessy Louis Vuitton, a luxury goods manufacturer and retailer. From January 1995 to June 1999, Mr. Ullman served as chairman and chief executive officer of DFS Group Limited, a retailer of luxury branded merchandise. Mr. Ullman served as chairman and chief executive officer of R.H. Macy & Co., Inc. from April 1992 to January 1995. Mr. Ullman also serves on the board of directors of Starbucks Corporation and Segway LLC.
      Our Board of Directors held seven meetings during our 2005 fiscal year, which ended on April 2, 2005. Each director attended more than 75% of the meetings held by the Board of Directors and its committees on which he or she served except for Dr. Joyce Brown and Terry Semel. The Company’s Board of Directors and its committees also act from time to time by unanimous written consent in lieu of meetings.

CORPORATE GOVERNANCE
      Our Board of Directors and management are committed to sound corporate governance. We have in place a comprehensive corporate governance framework which incorporates the corporate governance requirements of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (“NYSE”). Consistent with our commitment to corporate governance, we do not rely on the exceptions from certain of the NYSE’s corporate governance listing requirements available to majority controlled companies. The key components of our corporate governance framework are set forth in the following documents:

•	our Amended and Restated Certificate of Incorporation;

•	our Amended and Restated By-Laws;

•	our Corporate Governance Policies;

•	our Audit Committee Charter;

•	our Corporate Governance & Nominating Committee Charter;

•	our Compensation Committee Charter;

•	our Code of Business Conduct and Ethics; and

•	our Code of Ethics for Principal Executive Officers and Senior Financial Officers.
      Each of these documents are available on our investor relations website at http://investor.polo.com by clicking on “Corporate Governance”. Copies of these documents are available to stockholders without charge upon written request to our Investor Relations Department, 650 Madison Avenue, New York, New York 10022. Only the Board of Directors may grant a waiver under our codes of ethics to any director or executive officer, and any such waiver will be promptly posted on our website.
Director Independence
      Our Board of Directors believes that a majority of our directors should be independent, and has determined that six of our non-management directors, Mr. Frank A. Bennack, Jr., Dr. Joyce F. Brown, Mr. Joel L. Fleishman, Ms. Judith A. McHale, Mr. Terry Semel and Mr. Myron E. Ullman, III, are independent in accordance with the guidelines established under our Corporate Governance Policies and the NYSE’s corporate governance listing standards. Our guidelines for determining directors’ independence are set forth as Appendix A to this proxy statement.
Independent Committees of the Board
      Our Board of Directors has established three committees consisting solely of independent directors — the Audit Committee, the Compensation Committee and the Nominating & Governance Committee.
      The members of the Audit Committee are Frank A. Bennack, Jr. (Chair), Dr. Joyce F. Brown, Judith A. McHale and Myron E. Ullman, III. The Audit Committee appoints our independent auditors, approves in advance all audit and permitted non-audit services performed by the independent auditors and the scope and cost of their annual audit, and reviews the results of the independent auditors’ annual audit and quarterly reviews with management and the independent auditors, management’s compliance with our major accounting and financial reporting policies, the adequacy of our financial organization, and management’s procedures and policies relating to our internal control over financial reporting and compliance with applicable laws relating to accounting practice. The Audit Committee met eight times in fiscal 2005. The Board has determined that each member of the Audit Committee is financially literate, that the Audit Committee has at least one member who is an audit committee financial expert, as defined by the SEC, and that Mr. Bennack, the Chair, is an audit committee financial expert. The Audit Committee has adopted a formal policy for the approval of the performance of audit and non-audit services of the independent auditors. This policy is described under “(PROPOSAL 2) RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.”

      The members of the Compensation Committee are Joel L. Fleishman (Chair), Frank A. Bennack, Jr. and Terry S. Semel. The Compensation Committee reviews and approves compensation plans and arrangements with respect to our executive officers and administers employee benefit plans in which executive officers may participate, including our Amended and Restated 1997 Long-Term Stock Incentive Plan. The Compensation Committee met twelve times in fiscal 2005.
      The members of the Nominating & Governance Committee are Myron E. Ullman, III (Chair), Dr. Joyce F. Brown and Joel L. Fleishman. The Nominating & Governance Committee identifies individuals qualified to become directors, recommends director nominees to the Board, develops and recommends corporate governance policies to the Board, exercises oversight of the evaluation of the Board and senior management and recommends to the Board policies and principles for Chief Executive Officer succession, selection and performance reviews. The Nominating & Governance Committee met once in Fiscal 2005.
Non-Management Director Meetings
      Our non-management directors met three times in fiscal 2005 without any management representatives present. Pursuant to our Corporate Governance Policies, the leader of meetings of the non-management directors is chosen from among the chairs of the Audit, Compensation and Nominating & Governance Committees based on the topics to be discussed. The session leader can retain independent consultants and schedule meetings. Our Corporate Governance Policies also provide that an executive session consisting of only those non-management directors who qualify as independent will be held at least once a year.
Director Nominating Procedures
      The Nominating & Governance Committee identifies and evaluates candidates for nomination as directors and submit its recommendations to the full Board for its consideration. The Committee, guided by the membership criteria established by the Board in our Corporate Governance Policies, seeks highly qualified candidates who combine a broad spectrum of experience and expertise with a reputation for integrity. Candidates should have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Our Board selects director nominees based upon contributions they can make to the Board and management regardless of gender or race, and seeks to maintain a majority of independent directors. The Committee will receive input on director candidates from other directors, including the Chairman of the Board, and may engage third parties to assist in the search for director candidates or to assist in gathering information regarding director candidates’ background and experience. If the Committee engages a third party to assist it, the Committee approves the fees that we pay for these services.
      The Nominating & Governance Committee will consider candidates recommended by our directors, members of management and stockholders, and will evaluate candidates recommended by stockholders on the same basis as other candidates. Upon receiving a stockholder recommendation, the Committee will initially determine the need for additional or replacement Board members and evaluate the candidate based on the information the Committee receives with the stockholder recommendation or may otherwise acquire, and may, in its discretion, consult with the Chairman and other members of our Board. If the Committee determines that a more comprehensive evaluation is warranted, the Committee may obtain additional information about the director candidate’s background and experience, including by means of interviews with the candidate.
      Our stockholders may recommend candidates at any time, but the Nominating & Governance Committee requires recommendations for election at an annual meeting of stockholders to be submitted to the Committee no later than 120 days before the first anniversary of the date of the proxy statement sent to stockholders in connection with the previous year’s annual meeting. The Nominating & Governance Committee believes this deadline is appropriate and in the best interests of the Company and our stockholders because it ensures that the Committee has sufficient time to properly evaluate all proposed candidates. Therefore, to submit a candidate for consideration for nomination at the 2006 Annual Meeting of Stockhold-

ers, a stockholder must submit the recommendation, in writing, by March 3, 2006. The written notice must include:

•	all information relating to each potential candidate whom the stockholder is recommending that would be required to be disclosed in a solicitation of proxies for the election of such person as a director pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (“Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected;

•	the name and address of the stockholder giving the notice, as they appear on our books, and of the beneficial owner of those shares; and

•	the class and number of shares which are owned beneficially or of record by the stockholder and the beneficial owner.
      Recommendations must be sent to the Nominating & Governance Committee, Office of the Secretary, Polo Ralph Lauren Corporation, 650 Madison Avenue, New York, New York 10022.
      Our stockholders may directly nominate an individual for election as a director at an annual meeting by complying with the nominating procedures set forth in our Amended and Restated By-laws, which are described below under the caption “ADDITIONAL MATTERS — Stockholder Proposals for the 2006 Annual Meeting”.
Director Communications
      Stockholders may contact any of our directors, including the Chairman of the Board, the chairs of our independent committees, any committee of the Board, the Board’s non-management directors as a group or the entire Board, by writing to them as follows: [Name(s)/ Title(s)], Office of the Secretary, Polo Ralph Lauren Corporation, 650 Madison Avenue, New York, New York 10022. Communications received in this manner will be handled in accordance with the procedures approved by the Company’s independent directors, who have requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as:

•	spam

•	junk mail and mass mailings

•	product complaints

•	product inquiries

•	new product suggestions

•	resumés and other forms of job inquiries

•	surveys

•	business solicitations or advertisements
      In addition, material that is threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be available to any non-management Director upon request.
Audit Committee Communications
      Complaints and concerns relating to accounting, internal control over financial reporting auditing matters may be communicated to the Audit Committee, which consists solely of non-employee directors, through the Office of the Secretary as described above under “Director Communications”. Any such communication may be anonymous.
      All complaints and concerns will be reviewed by the Audit Committee or a designated member of the Audit Committee. If the Committee or its member designee determines that a reasonable basis exists for conducting a formal investigation, the Audit Committee will direct and supervise the investigation, and may retain independent legal counsel, accountants and other advisors as it deems necessary. Confidentiality will be maintained to the fullest extent consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.
      Our Code of Business Conduct and Ethics provides that we will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of his or her employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding accounting, internal controls or auditing matters.
Director Attendance at Annual Meetings
      The Company’s Corporate Governance Policies state that directors are expected to attend Annual Meetings of Stockholders. Nine of the eleven directors then constituting the entire Board attended the 2004 Annual Meeting of Stockholders.
Compensation of Directors
      Each non-employee director receives an annual retainer of $35,000 and the independent chairpersons of our Audit, Compensation and Nominating & Governance Committees receive an additional annual retainer of $7,500 for serving in such capacities. Non-employee directors also receive $2,000 for each meeting of a Committee of the Board that he or she attends. Directors who are also employees of the Company receive no additional compensation for service as a director. Under the Company’s 1997 Non-Employee Director Stock Option Plan, each non-employee director receives an initial grant of options to purchase 7,500 shares of Class A Common Stock upon joining the Board, and thereafter receives annual grants of options to purchase 3,000 shares of Class A Common Stock.
Required Certifications
      As of the mailing date of this proxy statement, our Chief Executive Officer and Chief Financial Officer have timely delivered the certifications required under applicable rules of the SEC. The Chairman and Chief Executive Officer’s fiscal 2004 certification to the NYSE regarding the NYSE’s corporate governance listing standards did not contain any qualification with respect to the Company’s compliance with such standards.
Audit Committee Report
      The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of internal control over financial reporting and the qualifications, independence and performance of its internal and independent auditors. We have the sole authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent auditors. The Committee is composed of four independent directors and operates under a written charter adopted by the Audit Committee and ratified by the Board.
      Management is responsible for the financial reporting process, including the system of internal control over financial reporting, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. Deloitte & Touche, the Company’s independent auditors, are responsible for auditing those financial statements and management’s report on internal control over financial reporting and expressing an opinion as to the fairness of the financial statement presentation in accordance with generally accepted accounting principles. Our responsibility is to oversee and review these processes. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

      In this context, we have met and held discussions with management and Deloitte & Touche. Management represented to us that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed the consolidated financial statements for the fiscal year ended April 2, 2005 and the Company’s internal control over financial reporting with management and Deloitte & Touche. We also discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). Deloitte & Touche provided to us the written disclosures required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees), and we discussed their independence with them. When considering Deloitte & Touche’s independence, we considered whether their provision of non-audit services to the Company was compatible with maintaining independence. We received regular updates on the amount of fees and scope of audit and non-audit services provided. All services were provided consistent with applicable rules and our pre-approval policies and procedures.
      Based on our discussions with management, the internal auditors and Deloitte & Touche and our review of the representations of management and Deloitte & Touche, and subject to the limitations on our role and responsibilities referred to above and set forth in the Audit Committee Charter, we recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended April 2, 2005 be included in the Company’s Annual Report on Form 10-K. We also approved, subject to stockholder ratification, the selection of Deloitte & Touche as the Company’s independent auditors for the fiscal year ending April 1, 2006.

Members of the Audit Committee

Frank A. Bennack, Jr. (Chair)
Dr. Joyce F. Brown
Judith A. McHale
Myron E. Ullman, III

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of June 27, 2005 by: (i) each stockholder who is known by the Company to beneficially own in excess of five percent of any class of the Company’s voting securities, (ii) each director, (iii) each of the executive officers whose names appear in the summary compensation table under the heading “EXECUTIVE COMPENSATION” below (the “Named Executive Officers”) and (iv) all directors and executive officers as a group. Except as otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by such person. The rules of the SEC consider a person to be the “beneficial owner” of any securities over which the person has or shares voting power or investment power, or any security that the person has the right to acquire, within 60 days, such sole or shared power. Unless otherwise indicated below, the address of each shareholder is 650 Madison Avenue, New York, New York 10022.

							Voting
	Class A			Class B			Power of
	Common Stock			Common Stock(1)			Total
							Common
	Number		%	Number		%	Stock %

Ralph Lauren	1,900,000	(2)	3.0	43,280,021	(3)	100%	88.1
Roger N. Farah	1,018,558	(4)	1.7	—		—	*
Arnold H. Aronson	10,000	(5)	*	—		—	*
Frank A. Bennack, Jr.	26,000	(6)	*	—		—	*
Dr. Joyce F. Brown	15,000	(7)	*	—		—	*
Joel L. Fleishman	30,000	(8)	*	—		—	*
Judith A. McHale	15,000	(9)	*	—		—	*
Terry S. Semel	34,500	(10)	*	—		—	*
Myron E. Ullman, III	13,750	(11)	*	—		—	*
Jackwyn Nemerov	75,000	(12)	*	—		—	*
Tracey T. Travis	—	(13)	*	—		—	*
Mitchell A. Kosh	46,667	(14)	*	—		—	*
Royce & Associates, LLC	3,067,300	(15)	5.0	—		—	*
All directors and executive officers as a group (12 persons)	3,184,475	(16)	5.0%	43,280,021		100%	88.1%

*	Less than 1.0%

(1)	Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Each share of Class B Common Stock will be automatically converted into a share of Class A Common Stock upon transfer to a person who is not a member of the Lauren family.

(2)	Consists of vested options representing the right to purchase shares of Class A Common Stock. Does not include unvested options to purchase 300,000 shares of Class A Common Stock and 301,788.72 unvested restricted stock units that, subject to vesting, entitle Mr. Lauren to receive an equal number of shares of Class A Common Stock upon retirement.

(3)	Includes (i) 1,557,503 shares of Class B Common Stock owned by RL Family, L.P., a partnership of which Mr. Lauren is the sole general partner, (ii) 11,379,267 shares of Class B Common Stock owned by RL Holding, L.P., a partnership controlled by RL Holding Group, Inc., a corporation wholly owned by Mr. Lauren, (iii) 20,042 shares of Class B Common Stock owned by RL Holding Group, Inc., (iv) 4,000,000 shares held by certain grantor retained annuity trusts established by Mr. Lauren of which Mr. Lauren and Roger N. Farah are the trustees, and (v) 4,000,000 shares held by certain grantor retained annuity trusts established by Ricky Lauren, Mr. Lauren’s wife, of which Mr. Lauren and Mr. Farah are the trustees. The 11,379,267 shares of Class B Common Stock constitute 26.3% of the total number of outstanding shares of Class B Common Stock.

(4)	Includes vested options representing the right to purchase 650,000 shares of Class A Common Stock and 180,000 restricted shares. Does not include an aggregate of 8 million shares of Class B Common Stock held by grantor retained annuity trusts established by Ralph Lauren and Ricky Lauren of which Mr. Farah is a co-trustee and has sole voting power and no dispositive power over the shares. Also does not include unvested options to purchase 200,000 shares of Class A Common Stock or an aggregate of 564,562 unvested restricted stock units, 313,187 of which are performance based.

(5)	Includes 1,000 shares owned by Mr. Aronson’s spouse and vested options representing the right to purchase 7,500 shares of Class A Common Stock.

(6)	Includes vested options representing the right to purchase 24,000 shares of Class A Common Stock. Does not include unvested options to purchase 4,500 shares.

(7)	Consists of vested options representing the right to purchase 15,000 shares of Class A Common Stock. Does not include unvested options to purchase 4,500 shares.

(8)	Includes 4,000 shares held indirectly in a retirement account and vested options representing the right to purchase 21,000 shares of Class A Common Stock. Does not include unvested options to purchase 4,500 shares.

(9)	Consists of vested options representing the right to purchase 15,000 shares of Class A Common Stock. Does not include unvested options to purchase 4,500 shares.

(10)	Includes vested options representing the right to purchase 27,000 shares of Class A Common Stock. Does not include unvested options to purchase 4,500 shares.

(11)	Does not include unvested options representing the right to purchase 6,750 shares of Class A Common Stock.

(12)	Consists of 75,000 restricted shares. Does not include unvested options to purchase 260,000 shares or unvested performance based restricted stock units with respect to 25,000 shares, subject to adjustment.

(13)	Does not include unvested options to purchase 74,375 shares or unvested performance based restricted stock units with respect to 15,000 shares, subject to adjustment.

(14)	Consists of vested options representing the right to purchase shares of Class A Common Stock. Does not include unvested options to purchase 27,708 shares or unvested performance based restricted stock units with respect to 15,000 shares, subject to adjustment.

(15)	According to Schedule 13G dated February 2, 2005, Royce & Associates, LLC is the beneficial owner of 3,067,300 shares of Class A Common Stock. The address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, New York 10019.

(16)	Includes vested options granted under the Company’s 1997 Stock Incentive Plan and 1997 Non-Employee Director Stock Option Plan representing the right to acquire 2,706,167 shares of Class A Common Stock and 180,000 restricted shares of Class A Common Stock granted under the Company’s 1997 Stock Incentive Plan. Does not include unvested options granted under the 1997 Stock Incentive Plan and the 1997 Non-Employee Director Stock Option Plan representing the right to acquire 891,333 shares of Class A Common Stock or 921,351 unvested restricted stock units granted under the 1997 Stock Incentive Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file initial reports of ownership and reports of changes in ownership of our Class A Common Stock with the SEC and provide copies of these reports to us. These filing requirements also apply to certain beneficial owners of more than ten percent of our Class A Common Stock. To our knowledge, based solely on review of the copies of Section 16(a) reports furnished to us during the fiscal year ended April 2, 2005 and on written representations from certain reporting persons that no Form 5’s were required to be filed by such persons, all reportable transactions during that fiscal year were reported on a timely basis except that Mr. Lauren, Ms. Travis and Mr. Kosh each were inadvertently late in reporting the grant of an equity award under our Amended and Restated 1997 Long-Term Stock Incentive Plan.
EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth a summary of all compensation awarded or paid to or earned by our chief executive officer and our four other executive officers serving as of April 2, 2005, the end of our 2005 fiscal year (the “Named Executive Officers”), for services rendered in all capacities to the Company (including its subsidiaries) for the fiscal years ended April 2, 2005, April 3, 2004 and March 29, 2003.

					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
		Salary	Bonus	Compensation	Awards	Options	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	($)	(#)	($)(2)

Ralph Lauren (3)	2005	1,000,000	13,257,000	80,939	3,314,000	150,000	21,081
Chairman of the Board	2004	1,000,000	8,000,000	74,327	2,544,962	150,000	3,671
and Chief Executive	2003	1,000,000	5,400,000	65,787	—	250,000	517,135
Officer

Roger N. Farah (4)	2005	900,000	2,430,000	—	15,006,250	—	422,920
President and Chief	2004	900,000	2,000,000	—	—	100,000	401,000
Operating Officer	2003	900,000	2,592,000	—	5,490,000	500,000	431,734

Jackwyn Nemerov (5)	2005	509,300	916,800	—	2,773,500	200,000	71,371
Executive Vice President	2004	—	—	—	—	—	—
(since September 7, 2004)	2003	—	—	—	—	—	—

Tracey T. Travis (6)	2005	132,000	450,000	—	353,372	65,000	168,955
Senior Vice President and	2004	—	—	—	—	—	—
Chief Financial Officer	2003	—	—	—	—	—	—
(since January 3, 2005)

Mitchell A. Kosh (7)	2005	450,000	299,300	—	304,888	15,000	43,863
Senior Vice President,	2004	425,000	148,500	—	—	25,000	35,013
Human Resources	2003	425,000	214,200	—	—	25,000	39,717
and Legal

(1)	As permitted by the SEC’s rules, excludes Other Annual Compensation that did not exceed, in the aggregate, the lesser of $50,000 and 10% of the total salary and bonus of the Named Executive Officer.

(2)	The Amounts reported under “All Other Compensation” include, for the Named Executive Officers other than Ralph Lauren, contributions to such officers’ accounts under our Supplemental Executive Retirement Plan (“SERP”). Prior to April 1, 2004, interest accrued on a participant’s SERP account at a rate equal to 120% of Moody’s Long-Term Composite Corporate Bond Index prior to the commencement of distributions to the participant. Effective April 2, 2004, interest accrues on a participant’s SERP account at the mid-term Applicable Federal Rate, published by the Internal Revenue Service. Interest in a participant’s account generally vests over the first five years of participation in the SERP. As of April 2, 2005 the aggregate amounts credited to the participating Named Executive Officer’s accounts in the SERP were as follows: Mr. Farah, $771,535; Ms. Nemerov, $71,308; and Mr. Kosh, $154,913.

(3)	The amounts reported under “Restricted Stock Awards” reflect the grant of 100,000 restricted stock units to Mr. Lauren in fiscal 2005 and fiscal 2004 pursuant to his employment agreement. Each grant has been valued at the closing market price of an equivalent number of shares of Class A Common Stock on the date of grant. Mr. Lauren also receives additional restricted stock units in respect of these awards in connection with the payment of cash dividends on our Class A Common Stock. These restricted stock units are described under “Executive Compensation Agreements — Ralph Lauren’s Employment Agreement.” The amounts reported under “Other Annual Compensation” represent Mr. Lauren’s use of a car and driver for non-business purposes. The amounts reported under “All Other Compensation” in fiscal 2003 includes $501,154 of premiums paid by the Company on split-dollar life insurance policies on the lives of Mr. Lauren and his spouse. We ceased paying such premiums during fiscal 2003. We will recover all premiums paid by us at the time the policies’ death benefits are paid, and may recover such amounts earlier under certain circumstances. See “Certain Relationships and Transactions.” The amounts reported in fiscal 2005, fiscal 2004 and fiscal 2003 also reflect: (i) supplementary medical benefits in the amounts of $21,081, $3,671 and $14,349, respectively; and (ii) contributions to the Company’s 401(k) plans in the amounts of $0, $0 and $1,632, respectively.

(4)	The amounts reported under “Restricted Stock Awards” reflect the grant to Mr. Farah of 437,500 restricted stock units in fiscal 2005 and the grant of 300,000 restricted shares of Class A Common Stock in fiscal 2003. Each grant has been valued at the closing market price of an equivalent number of shares of Class A Common Stock on the grant date. Mr. Farah also receives additional restricted stock units in respect of the restricted stock unit award in connection with the payment of dividends on our Class A Common Stock. The principal terms of these awards are described under “Executive Compensation Agreements — Roger Farah’s Employment Agreement.” At April 2, 2005, the aggregate number of restricted shares held by Mr. Farah was 209,574, and the aggregate value thereof (based upon the closing price of the Company’s Class A Common Stock as of April 1, 2005, the last trading day in fiscal 2005) was $8,049,737. The amounts reported under “All Other Compensation” for Mr. Farah reflect: (i) a contribution to our SERP in the amounts of $166,500, $145,000 and $174,600 in fiscal 2005, fiscal 2004 and fiscal 2003, respectively; (ii) a deferred compensation in the amount of $250,000 in each fiscal year; (iii) amounts contributed to our 401(k) Plan in the amounts of $6,150, $6,000 and $7,132 in fiscal 2005, fiscal 2004 and fiscal 2003, respectively; and (iv) supplementary medical benefits in the amount of $270 in fiscal 2005. The value of Mr. Farah’s deferred compensation account was $942,460, as of March 31, 2005 — see “Executive Compensation Agreements — Roger Farah’s Employment Agreement.”

(5)	Ms. Nemerov joined the Company on September 9, 2004. The amount reported under “Restricted Stock Awards” for fiscal 2005 reflects the fair market value on the date of grant of 75,000 restricted shares of Class A Common Stock granted to Ms. Nemerov on October 1, 2004 pursuant to her employment agreement. At April 2, 2005, the value of the 75,000 restricted shares of Class A Common Stock held by Ms. Nemerov (based upon the closing price of the Company’s Class A Common Stock as of April 1, 2005, the last trading day in fiscal 2005) was $2,880,750. The principal terms of this award are described under “Executive Compensation Agreements — Jackwyn Nemerov’s Employment Agreement.” The amount reported under “All Other Compensation” reflects a contribution of to our SERP in the amount of $71,308 and supplementary medical benefits in the amount of $63.

(6)	Ms. Travis joined the Company on January 3, 2005. Ms. Travis’ fiscal 2005 bonus amount represents a signing bonus of $250,000 and a guaranteed bonus of $200,000 under her employment agreement in lieu of her participation in the Company’s bonus plans in fiscal 2005. The amount reported under “Restricted Stock Awards” for Fiscal 2005 reflects the fair market value on the date of grant of 9,200 performance based restricted stock units (subject to adjustment) granted to Ms. Travis on April 1, 2005 pursuant to her employment agreement. The vesting of these restricted stock units is subject to the Company’s aggregate net income for the three fiscal year period ending with fiscal 2007 as well as the executive’s continued employment. At April 2, 2005, the value of the 9,200 performance based restricted stock units held by Ms. Travis was $353,372. The amount reported under “All Other Compensation” represents payments made to Ms. Travis in connection with her relocation to New York.

(7)	The amount reported under “Restricted Stock Awards” for Fiscal 2005 reflects the fair market value on the date of grant of 9,200 performance based restricted stock units (subject to adjustment). The vesting of these restricted stock units is subject to the Company’s aggregate net income for the three fiscal year period ending with fiscal 2007 as well as the executive’s continued employment. At April 2, 2005, the value of the 9,200 performance based restricted stock units held by Mr. Kosh was $353,372. The amounts reported under “All Other Compensation” in fiscal 2005, fiscal 2004 and fiscal 2003 for Mr. Kosh reflect: (i) supplementary medical benefits in the amounts of $250, $325 and $625, respectively; (ii) contributions to our Supplemental Executive Retirement Plan in the amounts of $37,463, $28,688 and $31,960, respectively; and (iii) amounts contributed to our 401(k) Plan in the amounts of $6,150, $6,000 and $7,132, respectively.
Option Grants in Fiscal 2005
      Unless otherwise noted in the table below, the options to purchase shares of Class A Common Stock granted in fiscal 2005 to the Named Executive Officers have a term of 10 years, were granted pursuant to the Company’s Long-Term 1997 Stock Incentive Plan, and vest ratably on each of the first, second and third anniversaries of the grant date.

	Individual Grants

	Number of		Percent of
	Securities		Total Options
	Underlying		Granted to	Exercise		Grant Date
	Options		Employees in	Price		Present
	Granted(#)		Fiscal 2005	($/Share)	Expiration Date	Value($)(1)

Ralph Lauren	150,000	(2)	8.0%	$33.12	June 8, 2014	$1,751,245
Roger N. Farah	—		—	$—	—	—
Jackwyn Nemerov	200,000	(3)	10.6%	$36.96	October 1, 2014	$2,605,717
Tracey T. Travis	65,000	(4)	3.4%	$38.61	April 1, 2015	$884,664
Mitchell A. Kosh	25,000	(2)	1.3%	$33.12	June 8, 2014	$291,874

(1)	As permitted by SEC rules, we have elected to calculate the Grant Date Present Value of the options set forth in this table using the Black-Scholes option-pricing model. The Company’s use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option models require a prediction about the future movement of stock price. The following assumptions were made for purposes of calculating the Grant Date Present Values: expected time of exercise of 5.2 years, volatility of 35%, a risk-free interest rate of 3.29% and an annual dividend yield of 0.46%. The actual value of the options in this table will depend upon the actual market value of the Company’s stock during the applicable period and upon when options are exercised. The dollar amounts in this column are not intended to forecast potential future appreciation, if any, of the Company’s Class A Common Stock.

(2)	Mr. Lauren’s and Mr. Kosh’s options were granted on June 8, 2004.

(3)	Ms. Nemerov’s options were granted on October 1, 2004, the last business day of the fiscal quarter in which she joined the Company.

(4)	Ms. Travis’s options were granted on April 1, 2005, the last business day of the fiscal quarter in which she joined the Company.
Aggregated Option Exercises in Fiscal 2005 and Fiscal 2005 Year-End Option Values
      The following table sets forth information concerning options that the Named Executive Officers exercised during fiscal 2005 and the number of shares subject to both exercisable and unexercisable stock options as of April 2, 2005. The table also reports values for “in-the-money” options that represent the spread between the exercise prices of such options and $38.41 per share, the closing sale price of the Class A Common Stock on the New York Stock Exchange on April 1, 2005, the last trading day in fiscal 2005.

			Number of Securities	Value of Securities
			Underlying Unexercised	Unexercised
	Shares		Option on	In-the-Money Option
	Acquired on	Value	April 2, 2005(#)	on April 1, 2005($)
	Exercise(#)	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Ralph Lauren	—	—	1,716,667/333,333	25,536,543/3,237,832
Roger N. Farah	200,000	4,648,510	450,000/400,000	7,996,739/7,300,323
Jackwyn Nemerov	—	—	— /200,000	— /290,000
Tracey T. Travis	—	—	— /65,000	— / —
Mitchell A. Kosh	30,000	640,220	40,000/34,999	510,004/363,489
Executive Compensation Agreements
      Ralph Lauren’s Employment Agreement. Ralph Lauren is employed as the Chairman of the Board and Chief Executive of the Company pursuant to an amended and restated employment agreement dated as of June 23, 2003. Mr. Lauren’s employment agreement provides for a five-year initial term ending on the last day in the Company’s 2008 fiscal year, subject to automatic, successive one-year extensions thereafter unless either party gives the other at least 90 days’ notice that the term will not be extended.
      Under his employment agreement, Mr. Lauren is entitled to an annual base salary of $1 million. The range of Mr. Lauren’s bonus opportunity for each fiscal year is determined by the Compensation Committee of the Board of Directors, but the target bonus opportunities for fiscal 2005 was $9 million, and the target bonus for the fiscal years 2006 through 2008 will be $10 million, $11 million and $12 million, respectively, based upon the achievement of Company financial performance goals under the Company’s Executive Officer Annual Incentive Plan. The maximum bonus provided for under the agreement in any fiscal year is 150% of the target bonus for that fiscal year. Mr. Lauren is eligible to participate in all employee benefit plans and arrangements of the Company for its senior executive officers.
      In addition, Mr. Lauren is entitled to receive annual grants of options to purchase 150,000 shares of the Company’s Class A Common Stock and annual grants of 100,000 restricted stock units under the 1997 Stock Incentive Plan. The options have a term of ten years and vest ratably on the first three anniversaries of the date of grant, subject to accelerated vesting upon the termination of Mr. Lauren’s employment in certain circumstances as discussed below. Each annual grant of restricted stock units will vest in its entirety on the fifth anniversary of the grant, subject to accelerated vesting upon Mr. Lauren’s termination of employment (except in the case of a termination by the Company for cause or a voluntary resignation without good reason that occurs prior to the last day of Company’s 2008 fiscal year), and will be payable in shares of Company common stock as soon as practicable following the date of Mr. Lauren’s termination of employment with the Company. Mr. Lauren is entitled to dividend equivalents in the form of additional restricted stock units upon the issuance of a cash dividend on the Company’s Class A Common Stock.
      If Mr. Lauren’s employment terminates as a result of his death or disability, he or his estate will be entitled to receive a lump sum cash payment equal to the sum of: (i) his base salary through the date on which his death or termination due to disability occurs; (ii) any accrued and unpaid compensation for any prior fiscal year; and (iii) a pro rata portion of the annual bonus he would otherwise have received for the fiscal year in which his death or termination due to disability occurred. In addition, any unvested stock options held by Mr. Lauren will vest immediately and remain exercisable for a period of three years and, as described above, all of his unvested restricted stock units will vest and be payable in shares of Class A Common Stock.
      If Mr. Lauren resigns for good reason (as defined in the employment agreement), or if the Company terminates Mr. Lauren’s employment without cause (as defined in the employment agreement) or elects not to extend the term of the agreement, Mr. Lauren would be entitled to receive a lump sum cash payment equal to the sum of: (i) three year’s base salary; (ii) any accrued but unpaid compensation for any prior fiscal year; and (iii) three times the average annual bonus paid to Mr. Lauren for the two fiscal years immediately preceding the termination of his employment. In addition, any unvested options will continue to vest on schedule, provided that Mr. Lauren complies with certain non-compete and other restrictive covenants all of his unvested restricted stock units will vest and be payable. During the three-year severance period, the Company will be obligated to continue to provide Mr. Lauren with office facilities and secretarial assistance, welfare and medical plan coverage and certain other fringe benefits.
      If Mr. Lauren resigns without good reason or elects not to renew the initial term of his employment agreement, or if the Company terminates Mr. Lauren’s employment for cause, then Mr. Lauren will be entitled to a lump sum cash payment equal to: (i) the sum of his base salary through the date of termination; (ii) any accrued but unpaid compensation for any prior fiscal year; and (iii) and a pro rata portion of his annual bonus for the fiscal year in which termination occurred, to be paid when bonuses are normally paid. In addition, any unvested options held by Mr. Lauren will be forfeited, as will any unvested restricted stock units in the event such termination occurs prior to the end of the Company’s 2005 fiscal year.
      Under Mr. Lauren’s employment agreement, he cannot compete with the Company during the term of his employment and for a period of two years thereafter.
      Roger N. Farah’s Employment Agreement. Prior to July 1, 2004, Mr. Farah’s employment agreement, as amended and restated as of July 23, 2002, provided for his employment as President and Chief Operating Officer through December 31, 2007, subject to automatic, successive one year extensions thereafter unless either party gives at least 180 days’ prior notice that the term will not be extended. On July 1, 2004, Mr. Farah’s employment agreement was amended to extend its term from December 31, 2007 to April 3, 2010, the last day of our 2010 fiscal year, and provide for the grants of restricted stock units described below. The amendment continues Mr. Farah’s current base salary, annual incentive bonus opportunity and deferred compensation through the end of the extended employment term.
      Mr. Farah’s annual base salary is $900,000, and he is eligible to receive an annual incentive bonus ranging from 100% to 300% of his annual salary based upon the achievement of performance goals established by the Compensation Committee under the Company’s Executive Officer Annual Incentive Plan, with a target bonus of 200% of his annual salary. In addition, Mr. Farah receives $250,000 per year in the form of deferred compensation. Such deferred compensation is credited monthly to Mr. Farah’s account and is deemed, for purposes of determining the amount Mr. Farah will be entitled to receive upon termination of his employment, to have been invested in one or more mutual funds. Mr. Farah’s deferred compensation account will vest over a five–year period ending in 2007, subject to accelerated vesting upon Mr. Farah’s termination by the Company without cause (as defined in his employment agreement), Mr. Farah’s termination of his employment for good reason (as defined in his employment agreement) or Mr. Farah’s death or disability. The vested deferred compensation is payable to Mr. Farah following the termination of his employment.
      Under the amended employment agreement, Mr. Farah is entitled to receive grants of restricted stock units under the Company’s 1997 Stock Incentive Plan that, subject to vesting, are payable in shares of the Company’s Class A Common Stock. Mr. Farah received an initial grant of 437,500 restricted stock units on July 1, 2004. Of these, 250,000 will vest in three equal installments at the end of fiscal 2008, fiscal 2009 and fiscal 2010, subject to Mr. Farah’s continued employment. The remaining 187,500 restricted stock units vest, in whole or in part, in three equal installments subject to the Company’s achievement of performance goals established by the Compensation Committee of the Board of Directors under our 1997 Long-Term Stock Incentive Plan as well as Mr. Farah’s continued employment; with the first installment vesting based on the Company’s net income in fiscal 2005, the second installment vesting based on the Company’s aggregate net income for fiscal 2005 and fiscal 2006, and the third installment vesting based on the Company’s aggregate net income for the period fiscal 2005 through fiscal 2007. Any restricted stock units that do not vest are cancelled.
      Mr. Farah’s employment agreement also provides for additional grants of restricted stock units that will vest, subject to the Company’s performance over multi-year performance periods ending during the extended term of his employment agreement. Mr. Farah received a grant of 187,500 restricted stock units on June 15,

2005 and will receive grants of 187,500 units in each of 2006 and 2007, subject to his continued employment. Each of these grants will vest at the end of a three year performance period, with the first vesting at the end of fiscal 2008, the second vesting at the end of fiscal 2009 and the third vesting at the end of fiscal 2010. The performance criteria for these awards will be set by the Compensation Committee on their respective grant dates in accordance with the 1997 Stock Incentive Plan.
      With respect to each restricted stock unit, Mr. Farah is entitled to dividend equivalents in the form of additional restricted stock units upon the issuance of a cash dividend on the Company common stock. Upon the termination of Mr. Farah’s employment with the Company without cause (as defined in his employment agreement), Mr. Farah’s termination of his employment for good reason (as defined in his employment agreement) or Mr. Farah’s death or disability, all of the outstanding awards that are not performance-based will immediately vest and a pro rata portion of the then outstanding performance-based awards will immediately vest based upon the elapsed portion of the performance period, assuming achievement of the required performance targets. Upon the termination by the Company for cause (as defined in his employment agreement) or a voluntary resignation by Mr. Farah without good reason (as defined in his employment agreement), all outstanding unvested restricted stock units will be immediately cancelled and forfeited to the Company.
      Mr. Farah is eligible to participate in all employee benefit plans and arrangements of the Company for its senior executive officers. In connection with the amendment and restatement of his employment agreement on July 23, 2002, Mr. Farah was granted 300,000 shares of restricted stock and options to purchase 400,000 shares of the Company’s Class A Common Stock. The shares of restricted stock vest in equal annual installments on the first five anniversaries of the date of grant. The options vest in equal annual installments on the second, third and fourth anniversaries of the date of grant. If Mr. Farah resigns for good reason or if the Company terminates his employment for any reason other than death, disability, cause or non-renewal, Mr. Farah will be entitled to receive a pro rata portion of his target annual incentive bonus for the year of termination plus an amount, generally payable over Mr. Farah’s severance period, equal to the sum of: (i) the severance multiplier times his annual base salary and (ii) the severance multiplier times his target annual incentive bonus. Mr. Farah’s severance multiplier is the greater of (i) the number of years, up to three remaining in the term or (ii) two. The total number of months in the severance multiplier is Mr. Farah’s severance period. Mr. Farah will be entitled to exercise any options granted to him before July 23, 2002 until the first anniversary of the termination date, and to exercise any vested options granted to him on or after July 23, 2002 until the later of December 31, 2007 or the first anniversary of his termination date. Upon any such termination, the options granted to him on July 23, 2002 shall vest in an amount equal to the percentage of such options that would have been vested on the July 23 following his termination if no termination had occurred. In addition, Mr. Farah shall vest in the number of restricted shares granted to him on July 23, 2002 that would have vested as of the July 23 following his termination if no termination had occurred. In addition, Mr. Farah will be entitled to continued participation in the Company’s health benefit plans and continued payment of his automobile allowance during the severance period.
      If a change of control of the Company occurs prior to any such termination of employment, then Mr. Farah may elect to receive the cash severance payments described above in two equal lump sum installments, the first payable within 30 days after the date of termination and the second on the first anniversary of the date of termination, and all outstanding options, restricted shares and restricted stock units previously awarded to him, whether pursuant to his employment agreement or otherwise, will immediately vest and, in the case of outstanding options, remain exercisable for a period of at least one year.
      If either the Company or Mr. Farah elects not to extend the term of his employment, Mr. Farah will be entitled to receive his salary through the date of termination plus the annual incentive bonus he would have been entitled to receive had he been employed by the Company through the end of the fiscal year, prorated to the date of termination. If it is the Company that elects not to extend the term, Mr. Farah will also be entitled to receive an amount, payable in twelve equal monthly installments, equal to the sum of (i) his annual base salary and (ii) his target annual incentive bonus. If the Company terminates Mr. Farah for cause or Mr. Farah resigns other than for good reason, he is entitled to receive only his base salary through the date of termination.

In the event of Mr. Farah’s termination due to his death or disability, Mr. Farah is entitled to receive all payments due to him through the date of his death or termination due to disability, including a pro-rated annual incentive bonus for the year of termination.
      If the Company and Mr. Farah both determine that part or all of the payments under his employment agreement constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code, then, if the aggregate present value of such parachute payments and all other parachute payments exceeds 2.99 times Mr. Farah’s “base amount”, as defined in Section 280G(b)(3) of the Internal Revenue Code, the payments to Mr. Farah constituting “parachute payments” will be reduced to the extent necessary so that the parachute payments equal 2.99 times Mr. Farah’s “base amount”. However, such amounts will not be so reduced if Mr. Farah determines that without such reduction he would be entitled to receive and retain, on a net after tax basis, an greater amount, on a net after tax basis, than he would be entitled to after such reduction.
      Mr. Farah may not compete with the Company during the term of Mr. Farah’s employment and for 12 months thereafter.
      Jackwyn Nemerov’s Employment Agreement. Ms. Nemerov’s employment agreement, dated as of September 9, 2004, provides for her employment for a five year term at a base salary of not less than $900,000, and an annual incentive bonus opportunity ranging from 57.5% to 200% of her annual base salary, subject to the achievement of performance goals established under the Company’s Executive Officer Annual Incentive Plan. Ms. Nemerov is also entitled to participate in all other employee benefit plans that by their terms are applicable to her. Pursuant to Ms. Nemerov’s employment agreement, on October 1, 2004 she was granted 75,000 shares of Class A Common Stock and options to purchase an additional 200,000 shares. Fifteen thousand of these restricted shares will vest each of the first five anniversaries of the grant date, subject to Ms. Nemerov’s continued employment.
      If the Company terminates Ms. Nemerov’s employment for any reason other than death, disability or cause (as defined in her employment agreement), Ms. Nemerov shall be entitled to receive, in accordance with the Company’s normal payroll practices, an amount equal to her base salary for a severance period equal to the longer of the remaining term of her employment agreement and one year, plus a lump sum amount at the end of the severance period equal to the bonus paid to Ms. Nemerov for the year preceding the year in which her termination occurs. In addition, Ms. Nemerov will be entitled to continued participation in any group medical, dental of life insurance plans during the severance period. If the Company terminates her employment without cause within 12 months following a change in control of the Company (as defined in the employment agreement), then, in lieu of the foregoing amounts, Ms. Nemerov shall be entitled to receive a lump sum equal to two times the sum of her base salary and the bonus she was paid for the year prior to her termination, any unvested options held by Ms. Nemerov will vest, and all of her vested options will remain exercisable for six months.
      If Ms. Nemerov becomes entitled to one or more payments, whether pursuant to the terms of her employment agreement or any other plan or agreement with the Company or any affiliated company, which are or become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Ms. Nemerov is entitled to a gross-up payment as may be necessary to place Ms. Nemerov in the same after-tax position as if no portion of the payments paid to her had been subject to such tax.
      Tracey T. Travis’ Employment Agreement. Ms. Travis’ employment agreement effective as of January 3, 2005, provides for her employment through January 3, 2008 at an annual base salary of $625,000. Ms. Travis is entitled to participate in any applicable annual bonus program that the Company maintains during the term of her employment. Ms. Travis received a sign-on bonus of $250,000 and, due to the fact that she joined the Company during the fourth quarter of fiscal 2005, a fixed bonus of $200,000 in lieu of participation in the Company’s incentive bonus program for Fiscal 2005. If the Company terminates Ms. Travis’ employment for any reason other than death, disability or cause (as defined in her employment agreement), Ms. Travis will be entitled to continue to receive, in accordance with the Company’s normal payroll practices, an amount equal to her base salary for a severance period of one year or the remaining term of her employment agreement, whichever is longer plus an amount, payable at the end of the severance period, equal to the bonus that Ms. Travis received for the year immediately preceding the year in which her employment terminates. In addition, Ms. Travis will be entitled to continue her participation during the severance period in any group medical, dental or life insurance plans in which she participated prior to termination. If the Company terminates her employment without cause within 12 months following a change of control in the Company, Ms. Travis will be entitled to receive a lump sum amount, payable within 15 days after the termination of her employment, equal to twice the sum of her base annual salary and the bonus she received for the year immediately preceding the year in which her employment terminates, any unvested options held by Ms. Travis will immediately vest, and all vested options held by Ms. Travis will remain exercisable for six months.
      If Ms. Travis voluntarily terminates her employment, or if the Company terminates her employment for cause, Ms. Travis will be entitled to receive only her base salary through the date of termination. In the event Ms. Travis’s employment terminates due to her death or disability, Ms. Travis or her estate will be entitled to receive all payments due to her through the date of her death or termination due to disability. Ms. Travis may not compete with the Company during the term of her employment and for a period of one year thereafter. The one-year post-termination non-compete period will not apply, however, if the Company terminates Ms. Travis’ employment agreement without cause.
      If Ms. Travis becomes entitled to one or more payments, whether pursuant to the terms of her employment agreement or any other plan or agreement with the Company or any affiliated company, which are or become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Ms. Travis is entitled to a gross-up payment as may be necessary to place Ms. Travis in the same after-tax position as if no portion of the payments paid to her had been subject to such tax.
      Mitchell A. Kosh’s Employment Agreement. Mr. Kosh’s employment agreement, as amended and restated as of April 3, 2005, provides for his employment through April 3, 2008 at an annual base salary of $600,000. Mr. Kosh is entitled to participate in any applicable annual bonus program that the Company maintains during the term of his employment. If the Company terminates his employment for any reason other than death, disability or cause (as defined in his employment agreement), Mr. Kosh will be entitled to continue to receive, in accordance with the Company’s normal payroll practices, an amount equal to his base salary for a period of one year or the remaining term of his employment agreement, whichever is longer (the “Kosh Severance Period”), plus an amount, payable at the end of the Kosh Severance Period, equal to the bonus that Mr. Kosh received for the year immediately preceding the year in which his employment was terminated. In addition, Mr. Kosh will be entitled to continue his participation in any group medical, dental or life insurance plans during the Kosh Severance Period. If the Company terminates Mr. Kosh’s employment without cause within 12 months following a change in control of the Company, Mr. Kosh will be entitled to receive a lump sum amount, payable within 15 days after the termination of his employment, equal to twice the sum of his base annual salary and the bonus paid to him for the year immediately preceding the year in which his employment was terminated, any unvested options held by Mr. Kosh will immediately vest, and all options held by him will remain exercisable for six months.
      If Mr. Kosh voluntarily terminates his employment, or if the Company terminates his employment for cause, Mr. Kosh will be entitled to receive only his base salary through the date of termination. In the event of Mr. Kosh’s termination due to his death or disability, Mr. Kosh or his estate will be entitled to receive all payments due him through the date of his death or termination due to disability. Mr. Kosh may not compete with the Company during the term of his employment and for a period of one year thereafter. The one-year post-termination non-compete period will not apply, however, if the Company terminates Mr. Kosh’s employment agreement without cause.
      If Mr. Kosh becomes entitled to one or more payments, whether pursuant to the terms of his employment agreement or any other plan or agreement with the Company or any affiliated company, which are or become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Kosh is entitled to a gross-up payment as may be necessary to place Mr. Kosh in the same after-tax position as if no portion of the payments paid to him had been subject to such tax.

Compensation Committee Report
      Compensation Philosophy. The Company’s compensation philosophy, as formulated by the Compensation Committee and endorsed by the Board of Directors, is designed to attract, motivate and retain highly qualified executives and to support a performance-oriented environment that rewards achievement of the Company’s short and long-term goals. Consistent with this philosophy, a key objective of the Committee is to ensure that the executive compensation program links a significant portion of compensation directly to operating performance.
      The Company’s compensation structure consists of base salary, variable annual cash bonuses, and long-term incentive awards in the form of stock options, restricted stock awards, and restricted performance share units. The Company also provides deferred compensation and perquisites for selected senior executives. These components of compensation are reviewed both internally and externally relative to companies that compete with the Company for business and/or executive and creative talent to evaluate the appropriateness of the Company’s executive pay program.
      Base Salary and Bonus. The Company’s employment agreements with Mr. Lauren and certain other executives (“Executive Compensation Agreements”) set forth base salary amounts and provide for an annual bonus payable for attaining performance goals.
      Annual bonuses for Messrs. Lauren and Farah for fiscal 2005 were provided under the Executive Officer Annual Incentive Plan. The Plan is designed to promote the success of the Company by providing designated executive officers with an opportunity to earn incentive compensation dependent upon that success. The Plan is also intended to provide awards that are “qualified performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986 as amended (the “Code”). See “Certain Tax Matters” below.
      Payment of annual cash incentive awards to executive officers is based on achievement of pre-established performance goals set by the Committee. These goals reflect Company and/or business unit performance using one or more of the following performance measures: basic or diluted earnings per share, net revenues, gross profit, income before income taxes, income before income taxes less a charge for capital, return on capital, return on equity, return on investment, operating expenses as a percentage of net revenues, selling, general and administrative expenses as a percentage of net revenues, working capital ratios, inventory turn rate and inventory shrinkage control; each as determined in accordance with Generally Accepted Accounting Principles as consistently applied by the Company.
      For fiscal 2005, net income before income taxes was the basic performance measure and the strategic goal performance measure was total Corporate expense control as a percentage of sales. In calculating the bonuses, the Company performance against target was adjusted, in accordance with the rules established by the Committee at the start of the fiscal year, for restructuring charges, changes in lease accounting, exclusion of the impact of the determination to consolidate the Company’s Ralph Lauren Media LLC joint venture in the Company’s financial results, and charges and expenses arising out of the Company’s litigation with Jones Apparel Group, Inc. over the termination of the Lauren line license agreements. Mr. Lauren’s bonus payment is not adjusted relative to strategic goals.
      Performance measures may vary from period to period and from executive officer to executive officer and may be established on a stand-alone basis, in tandem or in the alternative. If so determined by the Committee at the beginning of the period, performance relative to goals may be adjusted, to the extent permitted under Section 162(m) of the Code, to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles.
      Amounts payable under the Plan are based on achievement of performance and strategic goals. The payments so determined may be reduced or eliminated at the Committee’s discretion, but cannot be increased.
      Long-Term Equity-Based Incentives. The Committee is responsible for determining long-term equity-based incentive grants under the Company’s Amended and Restated 1997 Long-Term Stock Incentive Plan. Stock option and performance-based restricted stock unit awards granted during fiscal 2005 under the 1997 Long-Term Stock Incentive Plan were determined based on the executive’s position in the Company and an assessment of the prevailing compensation levels among the Company’s competitors and U.S. general industry companies. For performance-based restricted stock unit awards granted in fiscal 2005, the performance measure selected was net income, as adjusted, in accordance with the rules established by the Committee at the start of the fiscal year, for restructuring charges, changes in lease accounting, exclusion of the impact of the determination to consolidate the Company’s Ralph Lauren Media LLC joint venture in the Company’s financial results, and charges and expenses arising out of the Company’s litigation with Jones Apparel Group, Inc. over termination of the Lauren line license agreements. Awards granted under the 1997 Long-Term Stock Incentive Plan also may include restricted stock and other performance and stock-based awards.
      Chief Executive Officer Compensation. During fiscal 2005, Mr. Ralph Lauren, the company’s Chief Executive Officer, was paid a base salary of $1,000,000. This amount is governed by the terms of Mr. Lauren’s employment agreement with the Company, which is described in the preceding “Executive Compensation Agreements” section of this Proxy Statement.
      Mr. Lauren’s employment agreement provides for an annual bonus in fiscal 2005 with a target of $9,000,000 and a maximum of 150% of target, or $13,500,000. Based on the Company’s achievement of performance goals relative to pre-tax net income established by the Committee, for fiscal 2005 Mr. Lauren received a bonus of $13,257,000 equal to 147% of his target bonus opportunity.
      Under the terms of Mr. Lauren’s employment agreement, in June 2004 the Company granted Mr. Lauren 150,000 stock options with an exercise price set at the Fair Market Value of the common stock on the date of the grant as part of the annual stock option grant cycle. These options generally vest ratably over three years (33% per year) beginning on the first anniversary of the date of grant. Mr. Lauren was also granted 100,000 Restricted Stock Units, which will vest on the fifth anniversary of the date of grant, subject to acceleration in certain circumstances. On each date that the corporation issues a cash dividend on the Common Shares, Mr. Lauren is credited with an additional number of restricted stock units (“Dividend Units”) equal to the value of the cash dividend multiplied by the number of Units that Mr. Lauren holds on the record date divided by the Fair Market Value per Common Share on the payment date for such Dividend. Once credited, each Dividend Unit is treated as a Unit subject to the same terms and conditions as the Units from which such Dividend Units are derived.
      Other Executive Officers. The base salaries, annual incentive bonuses, equity awards and other aspects of the compensation of the Company’s other executive officers are reported under “EXECUTIVE COMPENSATION”.
      Certain Tax Matters. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the corporation’s Chief Executive Officer and the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Company’s Executive Officer Annual Incentive Plan and 1997 Long-Term Stock Incentive Plan are designed to permit the deductibility of awards payable to the Company’s executive officers for Federal income tax purposes. In making its decisions, the Committee considers the deductibility of executive compensation, but reserves the right to compensate executive officers in a manner commensurate with performance and the competitive environment for executive and creative talent. As a result, some portions of the compensation paid to executive officers whose compensation is subject to the deduction limits described above may not be deductible by the Company.

Members of the Compensation Committee:

Joel L. Fleishman (Chair)
Frank A. Bennack, Jr.
Terry S. Semel

STOCK PERFORMANCE GRAPH
      The following graph compares the cumulative total return (stock price appreciation plus dividends) on our Class A Common Stock with the cumulative total return of the Standard & Poor’s 500 Index and the Standard & Poor’s SuperCap Apparel, Accessories & Luxury Goods Index for the period from March 31, 2000, the last day of trading in fiscal 2000, through April 1, 2005, the last trading day in fiscal 2005. The returns are calculated by assuming an investment in the Class A Common Stock and each index of $100 on March 31, 2000, with all dividends reinvested. As of June 27, 2005, there were 1,426 holders of record of our Class A Common Stock.
COMPARISON OF CUMULATIVE TOTAL RETURN*
AMONG POLO RALPH LAUREN CORPORATION, THE S & P 500 INDEX
AND THE S & P SUPERCAP APPAREL, ACCESSORIES & LUXURY GOODS INDEX

	March 31, 2000	March 30, 2001	March 28, 2002	March 28, 2003	April 2, 2004	April 2, 2005

Polo Ralph Lauren Corporation	$100.00	$147.15	$156.14	$119.60	$189.33	$208.11
S&P 500	$100.00	$78.32	$78.51	$59.07	$79.82	$85.16
S&P SuperCap Apparel, Accessories & Luxury Goods	$100.00	$123.45	$144.02	$145.03	$219.05	$252.67

* $100 invested on 3/31/00 in stock or index-including reinvestment of dividends.
Copyright© 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

CERTAIN RELATIONSHIPS AND TRANSACTIONS
Registration Rights Agreements
      Certain of the Lauren Family Members (as defined below) and we are parties to a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which the Lauren Family Members have certain demand registration rights in respect of shares of our Class A Common Stock (including the shares of Class A Common Stock issuable upon conversion of the shares of Class B Common Stock held by them). The Lauren Family Members may make a demand once every nine months. The Lauren Family Members also have an unlimited number of piggyback registration rights in respect of their shares. The piggyback registration rights allow the holders to include all or a portion of the shares of Class A Common Stock issuable upon conversion of their shares of Class B Common Stock under any registration statement filed by the Company, subject to certain limitations.
      We are required to pay all expenses (other than underwriting discounts and commissions of the Lauren Family Members and taxes payable by the Lauren Family Members) in connection with any demand registration, as well as any registration pursuant to the exercise of piggyback rights. We must also indemnify the Lauren Family Members and any underwriters against certain liabilities, including liabilities arising under the Securities Act of 1933.
      As used in this proxy statement, the term “Lauren Family Members” includes only the following persons: (i) Ralph Lauren and his estate, guardian, conservator or committee; (ii) the spouse of Ralph Lauren and her estate, guardian, conservator or committee; (iii) each descendant of Ralph Lauren (a “Lauren Descendant”) and their respective estates, guardians, conservators or committees; (iv) each Family Controlled Entity (as defined below); and (v) the trustees, in their respective capacities as such, of each Lauren Family Trust (as defined below). The term “Family Controlled Entity” means (i) any not-for-profit corporation if at least a majority of its board of directors is composed of Ralph Lauren, Mr. Lauren’s spouse and/or Lauren Descendants; (ii) any other corporation if at least a majority of the value of its outstanding equity is owned by Lauren Family Members; (iii) any partnership if at least a majority of the economic interest of its partnership interests are owned by Lauren Family Members; and (iv) any limited liability or similar company if at least a majority of the economic interest in the company is owned by Lauren Family Members. The term “Lauren Family Trust” includes trusts, the primary beneficiaries of which are Mr. Lauren, Mr. Lauren’s spouse, Lauren Descendants, Mr. Lauren’s siblings, spouses of Lauren Descendants and their respective estates, guardians, conservator or committees and/or charitable organizations, provided that if the trust is a wholly charitable trust, at least a majority of the trustees of such trust consist of Mr. Lauren, the spouse of Mr. Lauren and/or Lauren Family Members.
Other Agreements, Transactions and Relationships
      In connection with the reorganization that preceded our initial public offering in June 1997, we and our stockholders entered into a stockholders’ agreement (the “Stockholders’ Agreement”) which sets forth certain voting and other agreements for the period prior to completion of the initial public offering. All of the provisions of the Stockholders’ Agreement terminated upon completion of the initial public offering, except for certain provisions relating to certain tax matters with respect to our predecessor entities, certain restrictions on transfers of shares of Common Stock and indemnification and exculpation provisions.
      We have entered into indemnification agreements with each of our directors and certain executives. The indemnification agreements require, among other things, that we indemnify our directors and executives against certain liabilities and associated expenses arising from their service as directors and executives of the Company and reimburse certain related legal and other expenses. In the event of a change of control (as defined therein), we will, upon request by an indemnitee under the agreements, create and fund a trust for the benefit of such indemnitee sufficient to satisfy reasonably anticipated claims for indemnification.
      Four employees of the Company perform full-time services for Mr. Lauren which are non-Company related; three employees carry out domestic activities in Mr. Lauren’s household and one employee works in an administrative assistant capacity. Mr. Lauren reimburses us for the full amount of the salary, benefits and other expenses relating to such employees. Pursuant to his employment agreement with us, Mr. Lauren will continue to be entitled to have such employees perform such services provided he reimburses us for the full amount of salary, benefits and other expenses relating to such employees. Amounts reimbursed by Mr. Lauren for his use of such four employees for non-Company related services in fiscal 2005 were approximately $342,915. In addition, during fiscal 2005, certain of our creative services employees spent a portion of their time performing services for Mr. Lauren which are non-Company related. Mr. Lauren reimburses us for all direct expenses that we incur in connection with such employees’ performance of services for him, including an allocation of such employees’ salaries and benefits. We anticipate that certain of our creative services employees will continue to perform services for Mr. Lauren in fiscal 2006. Amounts reimbursed to us by Mr. Lauren for the salaries and benefits of such creative services employees for non-Company related services in fiscal 2005 were approximately $255,387.
      From time to time, both Mr. Lauren (who is required, under his employment agreement, to use private aircraft for security purposes) and other executives use Mr. Lauren’s personal aircraft on Company business. We reimburse Mr. Lauren for such use at market rates for private aircraft. In fiscal 2005, no amounts were paid to Mr. Lauren for the use of his aircraft solely by other executives of the Company.
      In connection with the adoption of the “RRL” trademarks by the Company, pursuant to an agreement with the Company, Mr. Lauren retained the royalty-free right to use as trademarks “Ralph Lauren,” “Double RL” and “RRL” in perpetuity in connection with, among other things, beef and living animals. The trademarks “Double RL” and “RRL” are currently used by the Double RL Company, an entity wholly owned by Mr. Lauren. In addition, Mr. Lauren has reserved the right to engage in personal projects involving non-Company related film or theatrical productions through RRL Productions, Inc., a Company wholly owned by Mr. Lauren.
      Jerome Lauren, our Executive Vice President of Menswear Design, is Ralph Lauren’s brother, and David Lauren, our Senior Vice President of Advertising, Marketing and Corporate Communications, is Ralph Lauren’s son.
(PROPOSAL 2)
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
      The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as independent auditor to audit the financial statements of the Company and its subsidiaries for the year ending April 1, 2006. A resolution will be presented at the meeting to ratify their appointment.
      All services provided by Deloitte & Touche in fiscal 2005 have been reviewed with the Audit Committee to confirm that the performance of such services is consistent with the regulatory requirements for auditor independence.
Independent Auditor Fees
      The Audit Committee has adopted a policy governing the pre-approval by the Audit Committee of all services, audit and non-audit, to be provided to the Company by its independent auditor. Under the policy, the Audit Committee has generally pre-approved the provision by the Company’s independent auditors of specific audit, audit related, tax and other non-audit services, subject to the fee limits established from time to time by the Audit Committee, as being consistent with auditor independence. The provision of all other services, and all generally pre-approved services in excess of the applicable fee limits, by the independent auditors must be specifically pre-approved by the Audit Committee on a case-by-case basis. Our Chief Financial Officer is required to determine if any request or application for services proposed to be performed by the independent auditors has the general pre-approval of the Audit Committee, and the Audit Committee must be updated at each regularly scheduled meeting of the generally pre-approved services performed by the independent auditor since the Committee’s last regularly scheduled meeting. Requests or applications to provide services that require the specific pre-approval of the Audit Committee must be submitted to the Committee by both the independent auditor and our Chief Financial Officer, and both must advise the Committee as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Audit Committee may delegate either type of pre-approval authority to one or more of its members, and has currently delegated such authority to the Committee Chair. All pre-approved decisions made by the delegated member or members must be reported to the full Audit Committee at its next scheduled meeting.
      For fiscal 2005, the Audit Committee established fee limits on generally pre-approved services outside the scope of the pre-approved annual audit engagement of $500,000 for tax services, $500,000 for due diligence services in connection with acquisitions or dispositions, and $250,000 for all other generally pre-approved non-audit services.
      Aggregate fees, including expenses, for professional services rendered for the Company by Deloitte & Touche for fiscal 2005 and fiscal 2004 were:

	Fiscal 2005	Fiscal 2004

Audit fees	$4,888,985	$2,389,720
Audit-related fees	427,288	217,446
Tax fees	1,341,389	3,914,202
All other fees	—	—

Total	$6,657,662	$6,521,368

      Audit Fees. Audit fees are fees billed by Deloitte & Touche for professional services for the audit of the Company’s annual financial statements and management’s report on internal control over financial reporting. Audit fees also include fees billed for professional services for the review of financial statements included in the Company’s Form 10-Qs and for services that are normally provided by Deloitte & Touche in connection with statutory and regulatory filings or engagements.
      Audit-related Fees. Audit related fees are fees billed by Deloitte & Touche for assurance and related services that are related to the performance of the audit or review of the Company’s financial statements. These services include employee benefit plan audits, contractually agreed upon audits, accounting consultations and due diligence services.
      Tax Fees. Tax fees are fees billed by Deloitte & Touche for tax consulting and compliance services and tax acquisition and tax due diligence services, including tax consulting in connection with the operational consolidation of the Company’s European businesses.
      All Other Fees. All other fees are fees billed by Deloitte & Touche for any services that did not constitute audit fees, audit-related fees or tax fees. No such services were provided by Deloitte & Touche to the Company in fiscal 2005 or fiscal 2004.
      A representative of Deloitte & Touche will be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders.
      The affirmative vote of a majority of the total number of shares of common stock represented at the annual meeting and entitled to vote is needed to ratify Deloitte & Touche’s appointment. If the stockholders do not ratify the appointment of Deloitte & Touche, the selection of the independent auditor will be reconsidered by the Audit Committee of the Board of Directors.
      THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING APRIL 1, 2006. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

PROXY PROCEDURE AND EXPENSES OF SOLICITATION
      The Company will retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.
      All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company will reimburse brokers, fiduciaries, custodians and other nominees for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.
      Solicitation may be undertaken by mail, telephone, personal contact or other similar means by directors, officers and employees of the Company without additional compensation.
ADDITIONAL MATTERS
Stockholder Proposals for the 2006 Annual Meeting
      Stockholders intending to present a proposal at the 2006 annual meeting and have it included in our proxy statement for that meeting must submit the proposal in writing to Polo Ralph Lauren Corporation, Attention: Secretary, 650 Madison Avenue, New York 10022. We must receive such proposals no later than March 13, 2006. It is suggested that proposals be submitted by certified mail, return receipt requested.
      Stockholders intending to present a proposal at the 2005 annual meeting, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our By-laws. The By-laws require, among other things, that the Company receive written notice from the record stockholder of intent to present such proposal or nomination no more than 90 days and no less than 60 days prior to the anniversary of the preceding year’s annual meeting (or, if less than 70 days’ notice or prior public disclosure of the date of the meeting is given, by the tenth day following the earlier of (i) the day such notice was mailed or (ii) the day such public disclosure was made). Therefore, the Company must receive notice of such a proposal or nomination for the 2006 Annual Meeting no earlier than May 13, 2006 and not later than June 12, 2006.
      A stockholder’s notice to the Company must include a full description of such proposal (including all information that would be required in connection with such proposal under the SEC’s proxy rules if such proposal were the subject of a proxy solicitation and the written consent of each nominee for election to the Board of Directors named therein (if any) to serve if elected) and the name, address and number of shares of Common Stock held of record or beneficially as of the record date for such meeting by the person proposing to bring such proposal before the meeting.
      Nothing in this section shall be interpreted or construed to require the inclusion of information about any stockholder proposal in the Company’s proxy statement.
Electronic Access to Annual Meeting Materials
      This proxy statement, our annual report to stockholders and our Form 10-K annual report are available on our website at http://investor.polo.com. You can save your Company postage and printing expense by consenting to access these documents over the internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. If you are a stockholder of record, you may sign up for this service by checking the appropriate box on the accompanying proxy card. If you hold your shares through a bank, broker or other holder of record, contact the record holder for information regarding electronic access of materials. Your consent to electronic access will remain in effect until you revoke it. If you choose electronic access, you may incur costs, such as telephone and internet access charges, for which you will be responsible.
Other Business
      As of the mailing date of this proxy statement, the Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders that may properly come before the meeting. If any stockholder proposal or other matter were to properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable to serve or for good cause will not serve or voting on a proposal omitted from this proxy statement pursuant to the rules of the SEC, all proxies received will be voted in accordance with the discretion of the proxy holders, unless a stockholder specifies otherwise in his or her proxy.
      The form of proxy and the proxy statement have been approved by the Board of Directors and are being mailed and delivered to stockholders by its authority.

Ralph Lauren
Chairman & Chief Executive Officer
New York, New York
July 1, 2005

APPENDIX A
Polo Ralph Lauren Corporation
Definition of “Independent” Directors
      The Board of Directors has established these guidelines to assist it in determining whether or not directors have a material relationship with the Company for purposes of determining independence under the New York Stock Exchange’s Corporate Governance Rules. In each case, the Board will broadly consider all relevant facts and circumstances and shall apply the following standards (in accordance with the guidance, and subject to the exceptions provided by, the New York Stock Exchange in its Commentary to its Corporate Governance Rules where applicable).

1.	Employment and Commercial Relationships Affecting Independence.
      A director will not be independent if: (i) the director is, or has been within the last three years, an employee of the Company or any member of the Lauren Group; (ii) an immediate family member of the director is, or has been within the last three years, an executive officer of the Company; (iii) (A) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed Company’s audit within that time; (iv) the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company or any member of the Lauren Group, other than (x) director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and (y) compensation received by an immediate family member for service as an employee of the Company (other than as an executive officer); (v) the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or (vi) the director is a current employee, or an immediate family member of the director is a current executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.
      In addition, a director will not be independent if his or her spouse, parent, sibling or child is employed by the Company.

2.	Relationships Not Deemed to Impair Independence.
      Subject to Section (a) above, the following relationships are not deemed to be material relationships that would impair a director’s independence.
      Non-management Directors. The director is a non-management director of another company that does business with the Company.
      Commercial Relationships. The director is an employee or executive officer, or an immediate family member of the director is an executive officer, of another company that does business with the Company; provided in either case that

(i) such business was entered into in the ordinary course of the Company’s business and on substantially the same terms as those prevailing at the time for comparable business with unaffiliated third parties; and

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(ii) termination of the relationship in the normal course of business would not reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of the other company.
      Tax-Exempt Organization Relationships. The director (or an immediate family member of the director) serves as a director, officer or trustee of a tax-exempt organization, and the Company’s discretionary charitable contributions to the organization and the charitable contributions of the Lauren Group to the organization do not, in the aggregate, exceed the greater of $100,000 or 1% of the organization’s aggregate annual charitable receipts during the organization’s preceding fiscal year. (Any automatic matching by the Company of employee charitable contributions are not included in the Company’s contributions for this purpose.)

3.	Disclosure.
      For relationships that are either not covered by, or do not satisfy, these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors satisfying all the independence guidelines set forth above. The Company will explain in its next proxy statement thereafter the basis for any board determination that any such relationship was immaterial.

4.	Definitions.
      For purposes of these guidelines, the (i) term “immediate family member” shall have the meaning ascribed to it by the New York Stock Exchange Corporate Governance Rules (including the Commentary thereto), (ii) the term “the Company” includes any entity in the Company’s consolidated group, (iii) the “Lauren Group” consists of Ralph Lauren, any member of his immediate family or any entity controlled by Ralph Lauren or members of his immediate family, and (iv) the term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

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POLO RALPH LAUREN CORPORATION
CLASS A COMMON STOCK
PROXY
ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned, revoking all previous proxies, hereby constitutes and appoints Roger N. Farah, Tracey T. Travis and Edward W. Scheuermann, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class A Common Stock of Polo Ralph Lauren Corporation that the undersigned would be entitled to vote if personally present at the Annual Meeting of the Stockholders to be held on August 11, 2005 at the St. Regis Hotel, 20th Floor Penthouse, 2 East 55th Street, New York, New York, at 9:30 a.m. (local time), and at any adjournment or postponement thereof, upon the matters described in the accompanying Proxy Statement and, in such proxies’ discretion, upon any other business that may properly come before the meeting or any adjournment or postponement thereof.

     THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES FOR ELECTION AS DIRECTORS AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

     This proxy is continued on the reverse side. Please sign on the reverse side and return promptly.

POLO RALPH LAUREN CORPORATION
P.O. BOX 11045
NEW YORK, N.Y. 10203-0045

(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.)	☒
VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.

Item 1.	Election of two (2) Class A Director Nominees as Class A Directors: Frank A. Bennack, Jr. and Joel L. Fleishman.

FOR both nominees listed above	☐	WITHHOLD AUTHORITY to vote for both nominees listed above	☐	*EXCEPTION	☐	IF YOU PLAN ON ATTENDING THE 2005 ANNUAL MEETING, PLEASE CHECK THIS BOX.	☐

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR EITHER INDIVIDUAL NOMINEE, MARK THE “EXCEPTION” BOX AND WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW.)						To change your address, please mark this box.	☐

* Exception _________________________________________________________________						To include any comments, please mark this box.	☐

		FOR	AGAINST	ABSTAIN	ELECTRONIC ACCESS

					If you consent to use the Company’s Internet site to access all future Annual Reports and Proxy Statements, please mark this box.	☐

Item 2.	Ratification of appointment of Deloitte & Touche LLP as independent auditors to serve for the fiscal year ending April 1, 2006.	☐	☐	☐

Please mark, date and sign exactly as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please write in the full corporate name and sign by a duly authorized officer. If shares are held jointly, each stockholder named should sign.

Date	Share Owner sign here/Title	Co-Owner sign here